Exhibit 5.1

BOWEN, RADABAUGH & MILTON, P.C.
ATTORNEYS AND COUNSELORS

4967 CROOKS ROAD SUITE 150 TROY, MICHIGAN 48098 (248) 641-8000 FACSIMILE (248) 641-8219 www.brmattorneys.com TOLEDO, OHIO OFFICE	GEOFFREY D. MARSHALL GDMarshall@brmattorneys.com

July 17, 2012

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

Gentlemen and Ladies,

We have acted as special counsel to Manitex International, Inc., a Michigan corporation (the “Company”), in connection with the Company’s filing of a prospectus supplement dated July 12, 2012 (the “Prospectus Supplement”) relating to (i) the offering and selling of up to 500,000 shares (the “Shares”), no par value per share, of the Company’s common stock (the “Common Stock”); and (ii) the rights to purchase certain shares of the Company’s preferred stock, no par value (the “Purchase Rights”), pursuant to a certain rights agreement dated October 17, 2008 (the “Rights Agreement”). The filing is under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”), in conjunction with the Company’s prospectus dated August 9, 2011 (the “Prospectus”), as part of the Company’s registration statement on Form S-3 (Registration No. 333-176189) (the “Registration Statement”), that was declared effective by the Commission on August 23, 2011.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the:

(i)	The Registration Statement, including the Prospectus;

(ii)	The Prospectus Supplement;

(iii)	The Subscription Agreements dated as of July 12, 2012, between the Company to the respective purchasers (collectively, the “Subscription Agreements”);

(iv)	The Company’s Articles of Incorporation, as amended from time to time to date;

(v)	Amended and Restated Bylaws of the Company, as amended, as in effect on the date hereof;

(vi)	A certain Placement Agency Agreement between the Company and Avondale Partners, LLC, dated effective July 12, 2012, including a Lock-Up Agreement as part thereto;

(vii)	Minutes and Resolutions of the Company’s Board of Directors;

(viii)	Minutes and Resolutions of the Pricing Committee of the Company’s Board of Directors; and

(ix)	The Rights Agreement.

The documents referenced above in paragraphs (i) through (viii) may be referred to collectively or individually as the “Transactions Documents.”

Manitex International, Inc. – Exhibit 5 Opinion

July 17, 2012

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, with your permission, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company, whether contained in the documents referenced above or otherwise, including all representations and warranties, as being true and correct.

We have also assumed that the Registration Statement has been declared effective pursuant to the Act, and that the purchasers will pay in full all amounts that they have agreed to pay to purchase the Shares.

We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent (as defined in the Rights Agreement), that the Rights Agreement is the valid and legally binding obligation of the Rights Agent, and that the Rights Agent is validly existing under the law of the jurisdiction in which it is organized. Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein and the effectiveness of the Registration Statement, we are of the opinion that:

1.	Upon payment therefor in accordance with the applicable Subscription Agreement, the Shares will be validly issued, fully paid, and nonassessable; and

2.	The Purchase Rights attached to the Shares constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

(a) The opinions herein reflect only the application of applicable laws of the State of Michigan (excluding the securities and blue sky laws of such State, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

Manitex International, Inc. – Exhibit 5 Opinion

July 17, 2012

(b) The opinions set forth above are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally, including, without limitation, laws relating to fraudulent conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

(c) No opinion is being offered or provided with respect to the registration or exemption from registration of any securities, under either Michigan or federal law.

(d) This opinion letter is limited to the laws of the State of Michigan.

(e) This opinion does not address the determination of a court of competent jurisdiction may make regarding whether the Company’s board of directors would be required to redeem or terminate, or take other action with respect to, the Purchase Rights at some future time based on the facts and circumstances existing at that time.

(f) The Company’s board members are assumed to have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting their Rights Agreement.

(g) This opinion addresses the Purchase Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Purchase Rights issued thereunder would result in invalidating such Rights Agreement or Purchase Rights in their entirety.

The opinions expressed herein represent our professional judgment as to the matters stated, but are not and shall not be construed or deemed to be a guaranty or warranty as to the validity of such matters.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a current report of the Company on Form 8-K to be incorporated into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities.

Yours truly,

Bowen, Radabaugh & Milton, P.C.